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                                  EXHIBIT 99.1
                                                          Corporate Headquarters
                                                      5333 Westheimer, Suite 600
[ICO LOGO]                                                  Houston, Texas 77056

Houston, December 2001

Dear Fellow Shareholders:

After last spring's lengthy proxy contest, the new management and the Board received a clear mandate from the shareholders to build long-term shareholder value. In this letter we will discuss our progress toward that goal, and the challenges and opportunities that lie ahead.

STRATEGIC PLAN

Since June, we have been working diligently to craft a strategic plan that we believe will be responsive to the interests of ICO shareholders, employees, and customers alike and that will improve ICO's profitability. That plan and our actions thus far have been guided by the following objectives:

     o Focus the business on its core competencies; eliminate distractions and unprofitable activities;

     o Increase the transparency of all management decisions to employees, shareholders, and the financial community;

     o Increase the utilization of the company's assets while decreasing overhead;

     o    Decrease overhead;

     o    Drive out inefficiencies to improve our cost structure;

     o    Align the interests of shareholders, management, and employees;

     o    Decrease debt; and

     o Restructure the Company in an effort to increase the valuation of ICO's businesses.

ACCOMPLISHMENTS

Pursuant to these objectives, we have been implementing changes throughout the organization. We estimate that our restructuring efforts over the last six months will yield an annual savings of approximately $6 million. Specifically, we have achieved the following:

At the corporate level:

     o    Reduction of annual corporate overhead by approximately $2.1 million;

     o    Development of a corporate strategic plan;

     o Initiation of settlement discussions regarding all material litigation;

     o    Substantial reduction in outside legal fees;

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     o    Favorable settlement of the litigation with Wood Group PLC;

     o Increased efficiency in obtaining raw material purchase and trade discounts in our foreign operating units;

     o Shift of expenses from cost centers to profit centers throughout the organization to create greater accountability;

     o Initiation of restructuring of employee benefits to increase flexibility and value to employees while reducing the overall cost to the Company;

     o Enhancement of financial disclosures in response to shareholder inquiries;

     o    Reinstatement of quarterly conference calls for investors;

     o    Pre-announcement of forecasted quarterly financial results;

     o    Initial outreach to the financial and investment community; and

     o    Reduction of corporate travel and entertainment expenses.

Within our polymers group:

     o Substantial reduction of inventory levels, which better shields us from commodity price fluctuations and additionally reduces working capital investment;

     o    Implementation of a rolling quarterly budgeting process;

     o Initiation of programs to improve lead time to customers, refocus our operating units on customer service and satisfaction, and improve factory productivity;

     o    Transformation of support functions into profit centers;

     o Introduction of quality, process, and financial metrics to assess our performance; publication of metrics to all plants on a weekly basis;

     o Establishment of a best practices group to implement process standardization and continuous improvement throughout our organization;

     o Establishment of a corporate information technology initiative to improve and standardize internal information technology systems without large capital investment;

     o Establishment of an employee newsletter to disseminate information about corporate objectives and best practices more rapidly;

     o    Sale of the assets of our ICO Minerals division;

     o    Analysis of numerous acquisition and expansion opportunities; and

     o Expansion of the Company's polymers business to new markets including South America and Eastern Europe.

For our oilfield services group:

     o Acquisition of certain operating assets of TRC Services, a sucker rod reconditioning business which will strengthen our existing activities in this segment;

     o Discussions with several additional acquisition targets, each of which should be accretive to earnings and fit our long-term objectives;

     o Definition of a new strategic plan that targets global enhancement of customer service through domestic and international expansion;

     o Initiation of incentive programs to drive productivity through employee participation in revenue growth and profitability; and the

     o    Establishment of an oilfield service employee newsletter.
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2001 FISCAL YEAR CHARGES

During the last six months we have moved decisively to eliminate unprofitable operations, settle outstanding disputes and restructure operations so that the Company has a solid foundation for future growth and profitability. As a result, we have recognized $7.1 million of charges in addition to $7.4 million taken earlier this year in connection with the termination of prior management's employment contracts. These decisions resulted in a net loss of $13.4 million for fiscal year 2001.

In reviewing the Company's operations and financial position, we have attempted to identify and eliminate all unprofitable and non-core business activities. In addition, we have been proactively addressing past claims or practices that impede future growth. These charges reflect decisions to:

     o Discontinue manufacturing operations of our loss-making Wedco Machinery business and write down its assets to net recoverable value, resulting in a charge of approximately $2.0 million.

     o Sell our unprofitable Impact Colours business in the UK, resulting in a charge of approximately $1.2 million.

     o Close our unprofitable Tec-ma unit in Italy and consolidate its operations into our Verplast unit, resulting in a charge of approximately $2.5 million; and

     o Sell our unprofitable ICO minerals business in the U.S., resulting in a charge of $0.8 million.

We also recognized the following expenses during the year:

     o    Severance charges of $0.6 million relating to our polymers business:

     o Write-down inventory in our polymers processing business by $1.1 million; and

     o Settlement of certain contract disputes and litigation, resulting in expenses of approximately $0.6 million.

In the past, ICO incurred substantial costs related to legal disputes, which were also a significant management distraction. Through mediation, alternate claims resolution methods, and direct negotiation, this management team is seeking to help improve shareholder value by making sensible business decisions to deal proactively with pending claims, while aggressively defending claims we believe to be without merit. It is possible that we will incur additional charges in fiscal year 2002 in order to resolve certain legal issues.

Taken together, these measures are painful for shareholders and difficult for employees. Nonetheless, we believe that these decisions are strategically appropriate and financially sound, as they will clear the path to improved operational performance and, ultimately, shareholder value. More detail about these charges can be found in our 10-K.




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OUTLOOK

While we believe the changes we are implementing provide the groundwork for solid operational improvement, we anticipate that ICO's financial performance will not improve until the Company's fiscal third or fourth quarter. Our key polymers markets remain depressed, and low energy prices are expected to drive down exploration and production activities in the oilfield sector, resulting in lower demand for our services. Despite these difficult marketing conditions, we are working to streamline our business processes, move new products to market more efficiently, and identify opportunities for future growth.

EMPLOYEE INCENTIVES

Creating shareholder value is now the task of all ICO employees. This management strongly believes that improved shareholder value starts with, and depends on, superior operational results.

Employee stock ownership aligns employee interests with those of shareholders. Our employees currently own nearly 5% of the company through our 401(k) plan, and this year, as a major component of year-end compensation, we are issuing stock options to employees. This will ensure that ICO employees have a personal financial stake in enhancing shareholder value. In addition, our new incentive plan, when implemented, will enable employees to participate financially when profits exceed expectations.

PROXY COST REIMBURSEMENT

Included in this year's proxy material is a proposal from the Board of Directors to reimburse Travis Street Partners, LLC ("TSP") for its proxy costs in connection with this year's proxy contest. In accordance with the concept that the interests of shareholders, management, and employees should be aligned, TSP has agreed to accept reimbursement of its actual documented out-of-pocket expenses of approximately $860,000 in the form of ICO common stock. Such stock would be priced at $1.63 per share, representing a 50% premium to the closing price for ICO common stock on December 18, 2001, the date of the directors' meeting authorizing the submittal of the proposal to shareholders. While the Company is not obligated to obtain shareholder approval for this proposal, in the interests of fairness and transparency, we are asking shareholders to approve the transaction.

FINANCIAL MANAGEMENT

CASH

Our cash position is deceptively strong. While it's true that we continue to have excellent liquidity, with approximately $22 million in cash on our balance sheet, we anticipate that some of this cash will be used to enhance the liquidity of our operating units. Additionally, although we don't currently know whether any pending litigation will require cash settlements, we need to ensure we can promptly fund any agreements we reach.
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Most importantly, considering our high degree of leverage, we must retain reasonable cash balances simply to ensure that we have adequate liquidity to meet our fixed obligations. Moreover, execution of our strategic plan will require investment. During the coming year, we plan to generate most of our capital requirements from operations and through inventory reductions. However, until we have a comprehensive debt restructuring plan in place, we cannot allow the Company's cash balances to dwindle if the result would jeopardize our ability to meet our obligations as they come due.

RESTRUCTURING THE BUSINESS

During the proxy contest fought last spring, TSP pointed out on numerous occasions that ICO's two major businesses - oilfield services and polymer processing - had little, if anything in common. Our experience over the last six months has confirmed this point of view. Management continues to believe that a separation of these two very distinct segments is essential to market recognition of the value intrinsic to each business.

Unfortunately, the Company's capital structure, including $118 million of outstanding Senior Notes as of the Company's fiscal year-end, makes separation of these businesses difficult. To move forward with a separation of the businesses, we must look first at opportunities for recapitalizing or refinancing the Company. Thus, our near term plans include:

     o A careful examination of the Company's capital structure and the opportunities available for restructuring and/or repayment of the Senior Notes and/or preferred stock on a discounted basis;

     o Consideration of a variety of alternatives which would enable us to separate our polymers processing and our oilfield services businesses;

     o    Valuation of our two businesses, each on a stand-alone basis; and an

     o Assessment of alternative financing arrangements available to both businesses.

We realize that many shareholders are anxious for us to move forward with a specific capital structure strategy. Nonetheless, to ensure that any plan can be properly executed with minimal risk to shareholder value, we have focused on making basic improvements to operations so that financial restructuring would be credible to our debt holders. When we believe we have a workable plan, we will present a plan to shareholders.

VARCO TRANSACTION

As previously reported, during our fiscal fourth quarter, following a unanimous board vote, we terminated discussions with Varco International. Varco's proposed definitive acquisition agreement contained numerous terms and conditions unacceptable to the Board of Directors. Furthermore, in addition to a substantial reduction in purchase price consideration, Varco was unwilling to structure the proposed transaction in a tax efficient manner for ICO. We are not in any discussions with Varco at this time.
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CONCLUSION

We appreciate the dedication and loyalty of the Company's shareholders and employees. Many of our businesses have produced excellent results, and we have been impressed with the commitment to improvement at all of our operating units. We are fortunate to have people in our organization who are taking responsibility for their business, rather than finding fault with past practices, as we move forward to build long-term shareholder value.

We appreciate your continued support.
Very truly yours,


/s/ JOHN F. WILLIAMSON    /s/ TIMOTHY J. GOLLIN    /s/ CHRISTOPHER N. O'SULLIVAN
----------------------    ---------------------    -----------------------------
John F. Williamson        Timothy J. Gollin        Christopher N. O'Sullivan
Chairman of the Board     President/CEO            Vice Chairman/CFO




This report contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, the market for the Company's business and securities, demand for the Company's services and products, business cycles and other conditions of the oil, gas and petrochemical industries, prices of commodities, acquisition risks, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2001 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.